UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Neose Technologies, Inc.

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Neose Technologies, Inc.
102 Witmer Road
Horsham, Pennsylvania 19044
April 3, 2006
Dear Stockholder:
          You are invited to attend the Annual Meeting of Stockholders of Neose Technologies, Inc. on May 4, 2006 at our offices at 102 Witmer Road, Horsham, Pennsylvania. You will have the opportunity to ask questions and make comments. Enclosed with this letter are your Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy voting card, and 2005 Annual Report to Stockholders.
          At this year’s meeting, you will be asked to elect ten directors to serve a term of one year each, to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2006 and to increase the number of shares of common stock authorized for issuance by the Company.
          I hope that you attend the meeting. Whether or not you plan to be with us, please sign, date, and return your voting card promptly in the enclosed envelope or use the instructions included in the Proxy Statement to vote using the Internet.
Sincerely,

C. Boyd Clarke
Chief Executive Officer

Neose Technologies, Inc.
102 Witmer Road
Horsham, Pennsylvania 19044
Notice of Annual Meeting of Stockholders
to be held May 4, 2006
To the Stockholders of Neose Technologies, Inc.:
          The 2006 Annual Meeting of Stockholders will be held at our offices at 102 Witmer Road, Horsham, Pennsylvania on Thursday, May 4, 2006 at 9:00 a.m. During the Annual Meeting, stockholders will be asked to:
1.	Elect ten directors to serve for a term of one year or until the election and qualification of their successors;

2.	Ratify the appointment of our independent registered public accounting firm for fiscal 2006;

3.	Approve an amendment of our certificate of incorporation to increase the number of shares of common stock authorized for issuance by us from 50 million shares to 75 million shares; and

4.	Transact any other business properly brought before the Annual Meeting.
          If you are a stockholder as of March 16, 2006, you may vote at the meeting. The date of mailing this Notice of Meeting and Proxy Statement is on or about April 3, 2006.
By order of our Board of Directors

Debra J. Poul
Secretary

Proxy Statement
          This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about April 3, 2006, to owners of shares of common stock of Neose Technologies, Inc. (which may be referred to herein as “we,” “us” or the “Company”) in connection with the solicitation of proxies by our Board of Directors for our Annual Meeting of Stockholders (referred to herein as the “Annual Meeting”). This proxy procedure is necessary to permit all stockholders, many of whom are unable to attend the Annual Meeting, to vote. Our Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

About the Meeting: Questions and Answers
What am I voting on?
1.	The election of ten directors for a one-year term or until the election and qualification of their successors.

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2006.

3.	An amendment of our certificate of incorporation to increase the number of shares of common stock authorized for issuance by us from 50 million to 75 million.

4.	Any other business that properly comes before the meeting for a vote.
Who is entitled to vote at the Annual Meeting, and how many votes do they have?
Common stockholders of record at the close of business on March 16, 2006 may vote at the Annual Meeting. Each share has one vote. There were 32,782,372 shares of common stock outstanding on March 8, 2006. From April 23, 2006 through May 3, 2006, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Debra J. Poul, our Corporate Secretary, at (215) 315-9000 to arrange a visit to our offices.
How do I vote?
We encourage you to use the electronic means available to you to vote your shares. How you vote will depend on how you hold your shares of our common stock.
Stockholders of Record
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As a stockholder of record, you have the right to vote in person at the Annual Meeting or by proxy. There are two ways you can vote by proxy:
•	Vote by Internet – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website. You will be prompted to enter your 12-digit Control Number, which is located below the voting instructions on your proxy card, to obtain your records and create an electronic proxy card for your voting instructions.
•	Vote by mail
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Neose Technologies, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
By either of the methods above, you will be designating George J. Vergis, our President and Chief Operating Officer, A. Brian Davis, our Senior Vice President and Chief Financial Officer, and Debra J. Poul, our Senior Vice President, General Counsel and Secretary, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy.
Using either of the methods for submitting a proxy above will not affect your right to attend the Annual Meeting and vote in person.

Beneficial Owners
Most of our stockholders hold their shares in “street name” through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your stockbroker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your stockbroker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your stockbroker, bank or other nominee has enclosed a voting instruction form for you to use in directing the stockbroker, bank or other nominee in how to vote your shares.
Stockbrokers, banks or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Stockbrokers, banks or other nominees will have this discretionary authority with respect to the election of directors and the ratification of the appointment of our independent registered public accounting firm; however, they will not have this discretionary authority with respect to the amendment of our certificate of incorporation. As a result, where stockbrokers, banks or other nominees submit proxies but are otherwise prohibited and thus must refrain from exercising discretionary authority in voting shares on certain matters, such as the amendment of our certificate of incorporation, for beneficial owners who have not provided instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be included in determining whether a quorum is present but will have no effect in the outcome of such matters other than having the effect of reducing the number of required affirmative votes when a majority of the shares present and entitled to vote is required for approval of such matters.
What is a proxy?
A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing George J. Vergis, our President and Chief Operating Officer, A. Brian Davis, our Senior Vice President and Chief Financial Officer, and Debra J. Poul, our Senior Vice President, General Counsel and Secretary, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please use the means available to you to vote by proxy so that your shares of common stock may be voted.
How will my proxy vote my shares?
Your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated slate of directors (see Proposal 1) and “FOR” Proposals 2 and 3. We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting.
How do I change my vote?
You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:
•	Notifying our Corporate Secretary, Debra J. Poul, in writing at 102 Witmer Road, Horsham, PA 19044, that you are revoking your proxy;

•	Submitting new voting instructions using any of the methods described above; or

•	Attending and voting by ballot at the Annual Meeting.

If your shares are held in “street name” by your stockbroker, bank or other nominee, you must submit new voting instructions to your stockbroker, bank or other nominee.
Who will count the votes?
An officer of Neose Technologies, Inc. will act as the inspector of election and count the votes.
What constitutes a quorum?
The holders of 50% of the 32,782,372 shares issued and outstanding as of the record date, either present or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the meeting to a date when a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.
What vote is required to approve each proposal?
Election of Directors. For Proposal 1, the election of directors, the nominees will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. This means that the ten nominees with the most votes for election will be elected. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.
Ratification of the Appointment of Independent Registered Public Accounting Firm. For Proposal 2, ratification of the appointment of our independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to this matter will not be voted, although it will be counted for purposes of determining the number of shares of common stock present in person or represented by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.
Amendment of our Certificate of Incorporation. For Proposal 3, an amendment of our certificate of incorporation to increase the number of shares of common stock authorized for issuance by us from 50 million to 75 million, the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to this matter will not be voted, although it will be counted for purposes of determining the number of shares of common stock present in person or represented by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.
Other Proposals. Any other proposal that might properly come before the meeting will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the meeting in order to be approved. On any such proposal, abstentions would be counted in the tabulation of the votes cast by stockholders as negative votes. Broker non-votes would not be counted in the tabulation of the votes cast on the proposal.

What percentage of our common stock do our directors and officers own?
As of March 8, 2006, our current directors and executive officers beneficially owned approximately 13.7% of our common stock. See the discussion under the heading “Stock Ownership of our Directors, Executive Officers, and 5% Beneficial Owners” on page 18 for more details.
Who is soliciting proxies, how are they being solicited, and who pays the cost?
We, on behalf of our Board of Directors, through our directors, officers, and employees, are soliciting proxies primarily by mail and the Internet. In addition, proxies may also be solicited in person, by telephone, or facsimile. We will pay the cost of soliciting proxies. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of our common stock.
When are stockholder proposals for next year’s Annual Meeting due?
To be included in the mailing of the Notice of Annual Meeting of Stockholders, Proxy Statement, and Proxy voting card for next year’s annual meeting, proposed stockholder proposals must be received on or after November 7, 2006 and on or before December 7, 2006 by our Corporate Secretary, at 102 Witmer Road, Horsham, PA 19044. You should submit any proposal by a method that permits you to prove the date of delivery to us. See the discussion under the heading “Requirements for Advance Notification of Nominations and Stockholder Proposals” beginning on page 32 for information regarding certain procedures provided by our By-Laws with respect to stockholder proposals and nominations of directors.
Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?
KMPG LLP served as the independent registered public accounting firm auditing our financial statements, the effectiveness of our internal control over financial reporting and the effectiveness of our assessment of our internal control over financial reporting for 2005, and has been appointed to audit and report on our financial statements for 2006. We expect that representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions after the meeting.
Will the directors be in attendance at the meeting?
We currently expect all of our directors to be in attendance at the Annual Meeting. It has been customary for our directors to attend our annual meetings of stockholders. All of the then current directors attended the 2005 Annual Meeting of Stockholders, except Mark H. Rachesky, M.D. and Stephen A. Roth.
How may I obtain a copy of Neose’s Form 10-K or additional copies of this proxy statement?
You may request a copy of our Annual Report on Form 10-K for the year ended December 31, 2005 or this proxy statement, by writing to our Corporate Secretary at 102 Witmer Road, Horsham, Pennsylvania, 19044 or via e-mail at info@neose.com.

Governance of the Company
          Our business, property and affairs are managed by, or under the direction of, our Board of Directors, in accordance with the General Corporation Law of the State of Delaware and our By-Laws. Members of our Board of Directors are kept informed of our business through discussions with the Chief Executive Officer and key members of management, by reviewing materials provided to them by management, and by participating in meetings of our Board of Directors and its Committees.
          Our Chief Executive Officer, C. Boyd Clarke, has also served as Chairman of our Board of Directors since May 6, 2003, when he succeeded Stephen A. Roth, who had served as Chairman of the Board since 1994. Prior to appointing Mr. Clarke as Chairman, in 2004 and again in 2005, the Corporate Governance Committee considered whether the positions of Chairman and Chief Executive Officer should be held by different people. The Committee concluded, on each occasion, that it was appropriate during the then-current stage of our development to have Mr. Clarke hold both of these positions, while recognizing the need to reevaluate this decision over time. As noted below, the Chairman of the Corporate Governance Committee performs several important independent functions relating to our governance.
          In February 2006, Mr. Clarke informed our Board that he will resign as Chairman of the Board and as an officer of the Company effective May 4, 2006. Mr. Clarke intends to remain a director of the Company and is standing for re-election at the Annual Meeting. Our Board has named George J. Vergis, Ph.D., currently the Company’s President and Chief Operating Officer, as Chief Executive Officer, effective upon Mr. Clarke’s resignation on May 4, 2006. Our Board also increased its size by one and named Dr. Vergis as a director. For further information regarding Dr. Vergis’ business experience, see the section entitled “Executive Officers of the Company” below.
          The Corporate Governance Committee of our Board of Directors has recommended that L. Patrick Gage be elevated to Chairman of the Board following Mr. Clarke’s resignation. Dr. Gage has agreed that he would accept this role. Assuming the proposed slate of directors is elected at the Annual Meeting, we expect that Dr. Gage will be elected Chairman of the Board at that time. For further information regarding Dr. Gage’s business experience, see the section entitled “Proposal 1 – Election of Directors” on page 18.
          During 2005, our Board of Directors held seven meetings and the Committees held a total of 14 meetings. All of our Board members attended at least 80% of the meetings of the Board of Directors held during 2005. All of our Board members attended at least 80% of the meetings of Committees of the Board on which they served during 2005.
          Our Board of Directors has provided two methods for stockholders to communicate with our Board. Stockholder communications may be sent to our Board by email to boardofdirectors@neose.com or by mail addressed to: Board of Directors, Neose Technologies, Inc., 102 Witmer Road, Horsham, PA 19044.
          We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that our Board of Directors believes are the best corporate governance policies and practices for the Company. We have adopted changes and will continue to adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and subsequent rule changes made by the Securities and Exchange Commission (“SEC”) and NASDAQ.

Independence of Directors
          In December 2002, our Board of Directors adopted a set of Corporate Governance Principles, addressing, among other things, standards for evaluating the independence of our directors. The full text of these Principles can be found on our website at www.neose.com (under the section entitled “About Neose”).
          According to these Principles, no director is considered “independent” unless the Board has affirmatively determined that the director has no material relationship with the Company (either directly, or as a partner, stockholder or officer of an organization that has such a relationship with the Company). These Principles comply with the applicable rules of the SEC and NASDAQ. Pursuant to these Principles, our Board undertook its annual review of director independence in February 2006. After considering all relevant facts and circumstances, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of the Company under the standards set forth in the Corporate Governance Principles and applicable SEC and NASDAQ rules, with the exception of Mr. Clarke and Dr. Vergis.
Committees of our Board of Directors
          Our Board of Directors has four Committees: the Audit Committee (which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended), the Compensation Committee, the Corporate Governance Committee, and the Scientific Review Committee. Lowell E. Sears (Chairman), Brian H. Dovey and William F. Hamilton, Ph.D. are the current members of the Audit Committee. Douglas J. MacMaster, Jr. (Chairman), L. Patrick Gage, Ph.D., and H. Stewart Parker are the current members of the Compensation Committee. Dr. Hamilton (Chairman), Mr. MacMaster, Mr. Sears, and Elizabeth H. S. Wyatt are the current members of the Corporate Governance Committee. Dr. Gage (Chairman) and Ms. Wyatt are the current members of the Scientific Review Committee.
          All members of the Audit, Compensation and Corporate Governance Committees are required to be “independent” as that term is defined in the Corporate Governance Principles adopted by our Board of Directors in December 2002.
          Audit Committee
          The Audit Committee consists of three non-employee directors, all of whom are “independent” as defined in our Corporate Governance Principles and under the rules of the SEC and NASDAQ. In addition, our Board of Directors has determined that Mr. Sears, the Chairman of our Audit Committee, qualifies as an “audit committee financial expert” as defined in the rules of the SEC. The Audit Committee operates pursuant to a charter, which can be viewed on our website at www.neose.com (under “About Neose”). The charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm. The charter also gives the Audit Committee broader authority to fulfill its obligations under SEC and NASDAQ requirements. The Report of the Audit Committee is set forth on page 14 of this Proxy Statement and a copy of the charter of the Audit Committee is attached as Exhibit A to this Proxy Statement.
          Compensation Committee
          The Compensation Committee consists of three non-employee directors, all of whom are “independent” under the rules of NASDAQ and as defined in our Corporate Governance Principles, and are also “Non-Employee Directors” as defined in SEC Rule 16(b)-3 and “Outside Directors” as defined under the treasury regulations promulgated under Section 162(m) of the Internal Revenue Code. The Compensation Committee determines the compensation of our Chief Executive Officer, and reviews and takes action on the recommendation of our Chief Executive Officer as to the appropriate compensation of other officers. The Compensation Committee is primarily responsible for the administration of our 2004

Equity Incentive Plan, under which option grants have been made to employees, including executive officers, as well as non-employee directors and consultants, and restricted stock units have been granted to officers and directors. The Report of the Compensation Committee is set forth on page 26 of this Proxy Statement.
          Corporate Governance Committee
          The Corporate Governance Committee consists of four independent directors, as that term is defined in our Corporate Governance Principles and under applicable rules of NASDAQ. Our Corporate Governance Committee operates pursuant to a charter, which can be viewed on our website at www.neose.com (under “About Neose”). The role of the Corporate Governance Committee is to: (1) identify individuals qualified to become Board members and recommend to our Board the director nominees for each annual meeting of the stockholders; (2) recommend to our Board any changes in the Company’s Corporate Governance Principles; (3) lead our Board in its annual review of the performance of our Board and its Committees, and make recommendations to our Board regarding Board organization, membership, function and effectiveness, as well as committee structure, membership, function and effectiveness; (4) recommend to our Board director nominees for each Board Committee; (5) review our efforts to promote diversity among directors, officers, employees and contractors; (6) ensure an orientation for all directors; and (7) perform such other functions as are allocated to it under the Corporate Governance Principles. The Chairman of our Corporate Governance Committee, currently Dr. Hamilton, chairs the executive sessions of our Board and otherwise functions as our lead independent director.
          Generally, our Board seeks diverse members who possess the background, skills and expertise to make a significant contribution to our Board, the Company and our stockholders. The Corporate Governance Committee looks for relevant experience, such as high-level leadership experience in business or administrative activities, breadth of knowledge about issues affecting the Company, and the ability and willingness to contribute special competencies to Board activities, and evaluates this experience in the context of the current make-up of our Board. The Committee also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibility. Qualified candidates for membership on our Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.
          The Committee’s process for identifying and evaluating nominees is as follows. First, to establish a context for its nominations, it reviews the size, composition, organization and operational structure of our Board, and identifies missing skills and expertise. The Committee then reviews the incumbent directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant factors, including independence as defined by the Corporate Governance Principles and applicable SEC and NASDAQ rules. In part this review is based on the Board and Committee evaluations completed by each director. If the Committee concludes new candidates are appropriate, it will review appropriate biographical information about the proposed candidates consistent with the standards applied to the incumbent directors. In seeking candidates, the Committee will seek suggestions from other Board members and may also engage the services of a professional search firm. The Committee will discuss and consider the potential candidates and choose those candidates to recommend to our Board.
          Before recommending director candidates to our Board, the Corporate Governance Committee also will consider any director candidates that have been recommended by stockholders. Stockholder recommendations of potential candidates may be sent to the Corporate Governance Committee by email at boardofdirectors@neose.com or by mail addressed to: Corporate Governance Committee, Neose Technologies, Inc., 102 Witmer Road, Horsham, PA 19044. Submissions must include sufficient biographical information concerning the recommended individual, including age, ten-year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and board memberships (if any), for the Committee to consider.
          In addition, our By-Laws provide that nominations for director may be made by a stockholder entitled to vote who delivers notice along with the additional information and materials required by our By-Laws to our Corporate Secretary not less than 120 nor more than 150 days prior to the first anniversary of the date of the proxy statement mailed to stockholders in connection with the preceding year’s annual meeting. For our annual meeting in the year 2007, we must receive this notice on or after November 7, 2006 and on or before December 7, 2006. You can obtain a copy of the By-law provision by writing to our Corporate Secretary, 102 Witmer Road, Horsham, PA 19044. A copy of our By-Laws has been filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q filed on November 13, 2002.
          Scientific Review Committee
          The Scientific Review Committee consists of two independent directors, as that term is defined in our Corporate Governance Principles. The Scientific Review Committee reviews and evaluates the major research and development programs being conducted by the Company and evaluates whether these research and development activities prudently support our overall business objectives and strategies. The Scientific Review Committee also reviews major trends in the marketplace and assesses technologies that we may seek to acquire.
Compensation Committee Interlocks and Insider Participation
          The current members of the Compensation Committee are Douglas J. MacMaster, Jr., Patrick L. Gage and H. Stewart Parker. None of these individuals has ever been an officer or employee of the Company. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.
Compensation of Directors
          Directors who are also our employees receive no additional compensation for serving as a director or as a member of any Committee of the Board. Under our current arrangements, each non-employee director is entitled to receive an annual retainer of $14,000. Upon initial election or appointment to our Board of Directors, each non-employee director will receive an option to purchase 30,000 shares of our common stock, and on the date of each Annual Meeting, each non-employee director reelected to our Board will receive an option to purchase 10,000 shares of our common stock. Each automatic option grant has an exercise price equal to the fair market value on the date of grant. Each automatic grant is immediately exercisable, and has a term of ten years, subject to earlier termination, following the director’s cessation of service on our Board of Directors. Any shares purchased upon exercise of the option are subject to repurchase should the director’s service as a non-employee director cease prior to vesting of the shares. The initial automatic option grant of 30,000 shares vests in successive equal, annual installments over the director’s initial four-year period of Board service. Each annual automatic option grant vests upon the director’s completion of one year of service on our Board of Directors, as measured from the grant date. Each outstanding option vests immediately, however, upon certain changes in the ownership or control of the Company.
          Non-employee directors are compensated for their services at each meeting of our Board which they attend, at the following rates: $2,500 for Board meetings attended in person, and $1,000 for telephonic meetings of our Board. Non-employee directors are also paid an annual retainer for service on Board

Committees and are compensated for their services at each meeting of a Board Committee which they attend, at the following rates:

		Meeting
Committee/Position	Retainer	Fee
Audit Committee
Chair	$8,000	$3,000
Member	$4,000	$1,500
Telephonic meetings or participation by telephone for Chair or member	n/a	$1,500
Corporate Governance, Compensation and Scientific Review Committees
Chair	$4,000	$2,000
Member	$2,000	$1,000
Telephonic meetings or participation by telephone for Chair or member	n/a	$1,500
          All Board members are reimbursed for their reasonable travel expenses incurred to attend meetings of our Board or Committees of the Board on which they serve.
Continuing Education of Directors
          We are committed to supporting the continuing education of our directors on relevant matters. The Corporate Governance Committee will decide on a case-by-case basis the appropriate level and frequency of support to provide.
Executive Officers of the Company
          C. Boyd Clarke, 57, has served on our Board, and as Chief Executive Officer, since March 2002, and became Chairman of our Board in May 2003. He has resigned from these positions, effective May 4, 2006, but has not resigned as a director. From March 2002 through October 2005, Mr. Clarke also served as our President. From December 1999 through March 2002, Mr. Clarke was President and Chief Executive Officer of Aviron, a biotechnology company developing vaccines, which was acquired by MedImmune, and was also Chairman from January 2001 through March 2002. From 1998 through 1999, Mr. Clarke was Chief Executive Officer and President of U.S. Bioscience, Inc., a biotechnology company focused on products to treat cancer, which also was acquired by MedImmune. Mr. Clarke served as President and Chief Operating Officer of U.S. Bioscience, Inc. from 1996 to 1998. From 1977 to 1996, Mr. Clarke held a number of positions at Merck & Co., Inc., including being the first President of Pasteur-Merieux MSD, and most recently as Vice President of Merck Vaccines. Mr. Clarke serves as the Chairman of QLT Inc., a global pharmaceutical company, and a director of the Biotechnology Industry Organization. Mr. Clarke has a B.S. in biochemistry, and an M.A. in history from the University of Calgary. Mr. Clarke also serves on the Board of Trustees to the Textile Museum in Washington, D.C.

          A. Brian Davis, 39, was appointed Senior Vice President and Chief Financial Officer in January 2005. From August 2002 until January 2005, he served as our Vice President, Finance, and from 1994 until August 2002, Mr. Davis served in a variety of positions, most recently as Acting Chief Financial Officer and Senior Director, Finance. From 1991 to 1994, Mr. Davis was employed by MICRO HealthSystems, Inc., a provider of healthcare information systems, where he served most recently as Corporate Controller. Mr. Davis is licensed as a Certified Public Accountant, received his B.S. in accounting from Trenton State College and his M.B.A. from the Wharton School of the University of Pennsylvania.
          Valerie M. Mulligan, 44, has served as Vice President, Quality and Regulatory Affairs, since October 2005. She joined the Company in 1996 as manager, quality assurance. Prior to joining the Company, she was at Ethicon, Inc. (a Johnson & Johnson Company) from 1992 to 1996, serving most recently as manager, corporate quality assurance engineering. From 1983 to 1992, Ms. Mulligan held positions at McNeil Specialty Products Company (a Johnson & Johnson Company) and Squibb-Linson (a Bristol-Myers-Squibb Company). She received her B.Sc. in chemistry, as well as a post-graduate diploma in education, from University College in Dublin.
          Debra J. Poul, Esq., 53, has served as our Senior Vice President, General Counsel and Secretary since December 2002. From May 2002 to December 2002, she served as our Vice President, General Counsel and Secretary, and from January 2000 until May 2002, she served as our General Counsel. From January 1995 to January 2000, Ms. Poul was Of Counsel at Morgan Lewis. From September 1978 to December 1994, Ms. Poul was at Dechert, serving as Counsel from 1989 to 1994. Ms. Poul received her B.A. from the University of Pennsylvania and her J.D. from Villanova University.
          George J. Vergis, Ph.D., 45, has been elected by our Board of Directors to become our Chief Executive Officer on May 4, 2006 upon the effectiveness of the resignation of C. Boyd Clarke. Currently, Dr. Vergis serves as our President and Chief Operating Officer. Dr. Vergis was promoted to his current position on October 7, 2005 after serving as our Executive Vice President, Commercial and Clinical Development since February 2004. From December 2002 through February 2004, Dr. Vergis served as our Senior Vice President, Business and Commercial Development. He served as our Vice President, Business and Commercial Development from July 2001 to December 2002. From January 1996 to May 2001, Dr. Vergis served as Vice President, New Product Development and Commercialization at Knoll Pharmaceutical Company, a division of BASF Pharma, responsible for the commercial planning, product development, and marketing for the immunology franchise. Prior to this position, Dr. Vergis was responsible for managing the endocrine business for BASF Pharma’s Knoll Pharmaceutical Division. Dr. Vergis previously held a variety of clinical and medical marketing positions at Wyeth Pharmaceuticals and Warner-Lambert Parke-Davis. Dr. Vergis serves as a director of Woods Services, a not-for-profit organization. Dr. Vergis received his B.A. in biology and history from Princeton University, his Ph.D. in physiology from The Pennsylvania State University, and his M.B.A. from Columbia University.
          David A. Zopf, M.D., 63, has served as our Executive Vice President since January 2002 and became Executive Vice President and Chief Scientific Officer on February 3, 2004. He served as our Vice President, Drug Development from 1992 to January 2002. From 1991 to 1992, we engaged Dr. Zopf as a consultant on the biomedical applications of complex carbohydrates. From 1988 to 1991, Dr. Zopf served as Vice President and Chief Operating Officer of BioCarb, Inc., a biotechnology company and the U.S. subsidiary of BioCarb AB, where he managed the research and development programs of novel carbohydrate-based diagnostics and therapeutics. Dr. Zopf received his A.B. in zoology from Washington University, and his M.D. from Washington University School of Medicine.

Code of Conduct
          We have a Code of Business Conduct and Ethics, which can be viewed on our website at www.neose.com (under “About Neose”). We require all employees to adhere to this Code in addressing the legal and ethical issues encountered in conducting their work. The Code of Business Conduct and Ethics requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. During 2005, all of our employees certified that they reviewed and understood this Code.
          The Code of Business Conduct and Ethics includes procedures for reporting violations of the Code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Code of Business Conduct and Ethics also includes these required procedures, and complies with applicable rules of the SEC and NASDAQ.
Copies of Referenced Documents
          Copies of the documents referred to above that appear on our website are also available upon request by any stockholder addressed to our Corporate Secretary, 102 Witmer Road, Horsham, PA 19044.
Relationship with Independent Registered Public Accounting Firm
          The Audit Committee has reappointed KMPG LLP to audit and report on our financial statements, the effectiveness of our internal control over financial reporting and the effectiveness of management’s assessment of our internal control over financial reporting for 2006.
          In making its recommendation to stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year beginning January 1, 2006, the Audit Committee considered whether KPMG LLP’s provision of services other than audit services is compatible with maintaining independence of our independent registered public accounting firm. The Audit Committee pre-approved the fees described below for audit fees, audit-related fees, tax fees and all other fees in accordance with our pre-approval policy as described below and believes such fees are compatible with the independence of KPMG LLP.
Audit Fees. The aggregate fees billed by KPMG LLP for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements, the effectiveness of our internal control over financial reporting and the effectiveness of management’s assessment of our internal control over financial reporting, for the review of interim financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements, were approximately $314,000 for 2005 and $270,000 for 2004. Our audit fees for 2005 and 2004 included approximately $57,000 and $37,000, respectively, related to the preparation of comfort letters in connection with registrations statements filed on Form S-3, as well as the issuance of consents to use KPMG LLP’s audit opinions in other registration filings.
Audit-Related Fees. During 2005 and 2004, there were no fees billed that are not reported under Audit Fees above for assurance and related services by KPMG LLP that are reasonably related to the performance of the audits or reviews of our financial statements, the effectiveness of our internal control over financial reporting and the effectiveness of management’s assessment of our internal control over financial reporting.
Tax Fees. The approximate aggregate fees billed in each of the last two fiscal years for professional services rendered by KPMG LLP for tax compliance, tax advice, and tax planning was $23,000.
All Other Fees. There were no fees billed in 2005 or 2004 for products and services provided by KPMG LLP, other than services reported above under Audit Fees or Tax Fees.
Pre-approval Policies and Procedures.
          Our Audit Committee is required to pre-approve the engagement of an independent registered public accounting firm to render audit services for the Company, and any changes to the terms of the engagement are required to be pre-approved by the Audit Committee or its Chairman. On an annual basis, the Audit Committee is required to pre-approve the terms of the audit engagement and a description of, and budget for, the non-audit services management proposes to be provided by our independent auditors during the fiscal year. Any changes or additions to the approved list or budget for non-audit services must be pre-approved by the Audit Committee or its Chairman. The required pre-approval policies and procedures were complied with during 2005 and 2004.
KPMG Representatives at Annual Meeting
          We expect that representatives of KPMG LLP will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Report of the Audit Committee
          The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference therein.
          The Audit Committee of the Board of Directors is comprised of directors who meet the existing NASDAQ independence standards as well as the heightened standards for independence included in the rules of the SEC and the Company’s Corporate Governance Principles. The Board of Directors has determined that the Chairman of the Audit Committee, Mr. Sears, qualifies as an “audit committee financial expert” as defined in the rules of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors, which was reviewed and revised in November 2005 and which is available on our website at www.neose.com.
          During 2005, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s finance department, the general or deputy general counsel, and representatives of the Company’s independent registered public accounting firm. Also at each regular meeting, the Audit Committee met privately with representatives of the Company’s independent registered public accounting firm, and discussed financial management, legal, accounting, auditing, and internal control matters.
          At various meetings throughout the year, the Audit Committee discussed the adequacy of the Company’s internal controls, its internal control assessment process, management’s assessment of internal controls over financial reporting, and the progress of documentation of internal controls with the representatives of the Company’s independent registered public accounting firm, with independent consultants hired to assist in our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and with appropriate Company financial personnel and members of senior management. The Audit Committee also discussed with representatives of the Company’s independent registered public accounting firm their evaluation of the Company’s system of internal control over financial reporting, and discussed with the Company’s senior management and representatives of the Company’s independent registered public accounting firm the process used for the certifications by the Company’s Chief Executive Officer and Chief Financial Officer required by the SEC.
          In carrying out its responsibilities, the Audit Committee annually evaluates the effectiveness and objectivity of KPMG LLP as the Company’s independent registered public accounting firm, reviews the Committee charter and the Company’s Code of Business Conduct and Ethics, and on a quarterly basis reviews the Company’s adherence to its cash management and investment policies, the Company’s Reports on Form 10-Q and earnings releases, and considers any disclosures made by the CEO or CFO as a result of their evaluation of the effectiveness of the Company’s disclosure controls and procedures and its internal control over financial reporting.
          The Audit Committee met five times during 2005. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities and promptly reports to the Board thereon. The Committee’s meetings include executive sessions with representatives of the Company’s independent registered public accounting firm without the presence of the Company’s management.
          Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with U.S generally accepted accounting principles. KPMG LLP audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles, and discussed with the Audit Committee any issues they believe should be raised with the Audit Committee. KPMG LLP also audited and discussed with the Audit Committee the Company’s internal control over financial reporting and management’s assessment of the Company’s internal control over financial reporting. Our responsibility is to monitor and review these processes. We are not professionally engaged in the practice of accounting or auditing. We rely, without independent verification, on the information provided to us and on the representations made by management and the Company’s independent registered public accounting firm.
          As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed the Company’s audited financial statements with representatives of its independent registered public accounting firm for the relevant periods with and without management present. During fiscal 2005, management advised the Committee that each set of financial statements presented to the Committee for review had been prepared in accordance with U.S. generally accepted accounting principles, and management reviewed with the Committee significant accounting and disclosure issues regarding such statements. These reviews included discussion with the Company’s independent registered public accounting firm of matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has also received the written disclosures and letter from KPMG LLP required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP matters relating to its independence.
          Based on the reviews and discussions referred to above, we recommended to the Board that the financial statements prepared by management for the year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for the same period.
Audit Committee of the Board of Directors
Lowell E. Sears, Chairman
Brian H. Dovey
William F. Hamilton, Ph.D.

Stock Ownership of our Directors, Executive Officers,
and 5% Beneficial Owners
          The following table shows information known to us about beneficial ownership (as defined under the regulations of the SEC) of our common stock by:
•	Each person we know to be the beneficial owner of at least five percent of our common stock;

•	Each current director;

•	Each executive officer named in our Summary Compensation Table; and

•	All current directors and executive officers as a group.
          Unless otherwise indicated, the information is as of March 8, 2006.
          On March 8, 2006, there were 32,782,372 shares of our common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership, we must include in the numerator and denominator those shares underlying options that a person has the right to acquire upon the exercise of stock options within 60 days after March 8, 2006. Options held by other stockholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table below has sole voting power and investment power for the shares listed opposite such person’s name.

	Number of Shares
	of Common Stock	Percent of
	Beneficially	Shares
Name of Beneficial Owner	Owned	Outstanding
Kopp Investment Advisors, LLC (1) 7701 France Avenue South Suite 500 Edina, MN 55435	6,381,120	19.5%

Eastbourne Capital Management, L.L.C. (2) 1101 Fifth Avenue Suite 160 San Rafael, CA 94901	4,584,132	14.0%

George W. Haywood (3) c/o Cronin & Vris, LLP 380 Madison Avenue, 24th Floor New York, NY 10017	1,674,545	5.1%

Directors and Named Executive Officers

Mark H. Rachesky (4)	1,576,671	4.8%
Brian H. Dovey (5)	1,001,913	3.1%
C. Boyd Clarke (6)	935,137	2.8%
George J. Vergis (6)	227,510	*
David A. Zopf (6)	191,652	*
Debra J. Poul (6)	144,298	*
Douglas J. MacMaster, Jr. (6)	139,962	*
William F. Hamilton (6)	121,504	*
A. Brian Davis (6)	104,683	*
Lowell E. Sears (6)(7)	102,623	*
Patrick L. Gage (6)	74,847	*
Elizabeth Wyatt (6)	71,457	*
H. Stewart Parker (6)	30,000	*

All current directors and executive officers as a group (14 persons) (4)(5)(6)	4,791,571	13.7%

*	Less than one percent.

(1)	According to a Schedule 13G/A dated March 8, 2006: (i) Kopp Investment Advisors, LLC (“KIA”) is an investment adviser registered under the Investment Advisers Act of 1940; (ii) KIA is wholly owned by Kopp Holding Company LLC (“KHC LLC”), which is controlled by Mr. Leroy C. Kopp (“Mr. Kopp”) through Kopp Holding Company (“KHC”); (iii) Kopp Emerging Growth Fund (KEGF) is a registered investment company that has an investment advisor agreement with KIA; (iv) KIA reported sole voting power over 5,266,070 shares, sole dispositive power over 2,500,000 shares and shared dispositive power over 2,987,620 shares; (v) KHC LLC reported beneficial ownership of 5,487,620 shares; (vi) KHC reported beneficial ownership of 5,787,620 shares; (vii) Mr. Kopp reported beneficial ownership of 6,381,120 shares, of which Mr. Kopp reported sole voting and dispositive power over 893,500 shares; (viii) KEGF reported beneficial ownership of 2,500,000 shares; and (ix) of the shares beneficially owned by the reporting persons, 5,667,620 are held in a fiduciary or representative capacity.

(2)	to the share information is based on a Schedule 13G/A dated February 9, 2006. Represents shares for which Eastbourne Capital Management, L.L.C. (“Eastbourne”) and Richard Jon Barry (“Mr. Barry”) may be deemed to jointly have voting and investment control over and includes 3,049,996 shares held by Black Bear Offshore Master Fund, L.P. (“Black Bear Offshore”) and 1,350,994 shares held by Black Bear Fund I, L.P. (“Black Bear). Mr. Barry is a control person of Eastbourne. Eastbourne is the investment adviser for Black Bear and Black Bear Offshore. Mr. Barry and Eastbourne disclaim beneficial ownership of the shares held by Black Bear and Black Bear Offshore, except to the extent of their respective pecuniary interests in the partnerships.

(3)	The share information is based on a Schedule 13G/A dated February 14, 2006. In the Schedule 13G/A Mr. Haywood reported (i) sole voting and dispositive power over 1,466,545 shares, including 3,545 shares owned by his minor children; and (ii) shared voting and dispositive power over 208,000 shares, which represented shares owned by his spouse.

(4)	Includes (i) 210,526 shares of common stock held by MHR Capital Partners LP (“MHR Capital Partners”), (ii) 1,241,311 shares of common stock held by MRL Partners LP (“MRL Partners”), (iii) 42,105 shares of common stock held by OTT LLC, and (iv) 82,729 shares issuable to Dr. Rachesky under stock options that are exercisable within 60 days after March 8, 2006. Dr. Rachesky is the managing member of MHR Advisors LLC, which is the General Partner of MHR Capital Partners and MRL Partners. Dr. Rachesky is the managing member of OTT LLC. Dr. Rachesky may be deemed to have voting and investment control over the shares held by MHR Capital Partners, MRL Partners, and OTT LLC. Dr. Rachesky disclaims beneficial ownership of the shares held by MHR Capital Partners, MRL Partners, and OTT LLC, except to the extent of his pecuniary interest in the funds.

(5)	Includes (i) 949,766 shares owned by Domain Partners V, L.P., a Delaware limited partnership (“DPV”), and DP V Associates, a Delaware limited partnership (“DPVA”) of which the general partner is One Palmer Square Associates V, L.L.C., a Delaware limited liability company, of which Mr. Dovey is a Managing Member, (ii) 42,147 shares issuable to Domain Associates, L.L.C. (“DA”), of which Mr. Dovey is a Managing Member, under stock options that are exercisable within 60 days after March 8, 2006, and (iii) 10,000 shares issuable to Mr. Dovey under stock options that are exercisable within 60 days after March 8, 2006. Mr. Dovey disclaims beneficial ownership of the shares held by DA, DPV and DPVA, except to the extent of his pecuniary interest in such shares.

(6)	Includes the following shares of common stock issuable under stock options that are exercisable within 60 days after March 8, 2006: Clarke – 837,500 shares; Vergis – 225,417 shares; Zopf – 187,500 shares; Poul –133,750 shares; MacMaster – 90,112 shares; Hamilton – 56,421 shares; Davis – 98,250 shares; Sears – 81,299 shares; Gage – 62,147 shares; Wyatt – 66,457 shares; Parker – 30,000 shares; and all current directors and executive officers as a group – 2,067,354 shares.

(7)	Includes 21,324 shares of common stock owned by the Sears Family Living Trust, of which Mr. Sears is trustee.
Section 16(a) Beneficial Ownership Reporting Compliance
          Based solely upon a review of reports of stock ownership (and changes in stock ownership) and written representations received by us, we believe that our directors and executive officers met all of their filing requirements under Section 16(a) of the Securities and Exchange Act of 1934 during the year ended December 31, 2005.
Proposal 1 — Election of Directors
Nominees for Election
          Our Board of Directors currently has ten members. Upon the recommendation of the Corporate Governance Committee, each member has been nominated for re-election. Each nominee has agreed, if elected, to serve a one-year term or until the election and qualification of his or her successor. If any nominee is unable to stand for election, which circumstance we do not anticipate, our Board may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute nominee.
          If a quorum is present at the Annual Meeting, then nominees will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the meeting. There is no cumulative voting in the election of directors.
          Our Board of Directors recommends a vote “FOR” each of the nominees.
          C. Boyd Clarke, 57, has served on our Board, and as Chief Executive Officer, since March 2002, and became Chairman of our Board in May 2003. He has resigned from these positions, effective May 4, 2006, but has not resigned as a director. From March 2002 through October 2002, Mr. Clarke also served as our President. From December 1999 through March 2002, Mr. Clarke was President and Chief Executive Officer of Aviron, a biotechnology company developing vaccines, which was acquired by MedImmune, and was also Chairman from January 2001 through March 2002. From 1998 through 1999, Mr. Clarke was Chief Executive Officer and President of U.S. Bioscience, Inc., a biotechnology company focused on products to treat cancer, which also was acquired by MedImmune. Mr. Clarke served as President and Chief Operating Officer of U.S. Bioscience, Inc. from 1996 to 1998. From 1977 to 1996, Mr. Clarke held a number of positions at Merck & Co., Inc., including being the first President of Pasteur-Merieux MSD, and most recently as Vice President of Merck Vaccines. Mr. Clarke serves as the Chairman of QLT Inc., a global pharmaceutical company, and a director of the Biotechnology Industry Organization. Mr. Clarke has a B.S. in biochemistry, and an M.A. in history from the University of Calgary. Mr. Clarke also serves on the Board of Trustees to the Textile Museum in Washington, D.C.
          Brian H. Dovey, 64, has served on our Board since May 2003. He is a Managing Member of Domain Associates, L.L.C., a private venture capital management firm focused on life sciences, and has served in this capacity with the firm since 1988. He has served as Chairman of three companies and on the Board of Directors of some 20 additional companies, including Align Technology, Inc. and Cardiac Science, Inc. Prior to joining Domain, Mr. Dovey spent six years at Rorer Group, Inc. (now Aventis), including as President from 1986 to 1988. Previously, he was President of Survival Technology, Inc., a start-up medical products company. He also held management positions with Howmedica, Inc., Howmet Corporation, and

New York Telephone. Mr. Dovey has served as both President and Chairman of the National Venture Capital Association. He is the chair of the Board of Managers of the Wistar Institute. Mr. Dovey received his B.A. from Colgate University and an M.B.A. degree from the Harvard Business School.
          L. Patrick Gage, Ph.D., 63, has served on our Board since October 2002, and has been recommended by the Corporate Governance Committee to be elected Chairman of our Board of Directors upon the effectiveness of the resignation of Mr. Clarke on May 4, 2006. Dr. Gage has held a variety of positions with Flagship Ventures since 2003. Dr. Gage currently serves as Chairman of Acceleron Pharma, a private biopharmaceutical company. He serves as a director of two public companies, Serono, S.A. and Protein Design Labs, Inc., and two private companies, Immune Control Inc. and Compound Therapeutics. Dr. Gage is an advisor to Perkin Elmer, Inc. and Warburg Pincus LLC. Dr. Gage served as Senior Vice President, Science and Technology, at Wyeth from 2001 to 2002, and as President of Wyeth Research from 1998 to 2002. Prior to Wyeth, Dr. Gage held positions of increasing responsibility at Genetics Institute, Inc. from 1989 to 1998, culminating with his service as President after the company was acquired by Wyeth. He also spent 18 years at Hoffmann-La Roche, Inc. in various scientific and management positions. He is also a director of the Biotechnology Institute. Dr. Gage has a B.S. in physics from the Massachusetts Institute of Technology and a Ph.D. from The University of Chicago.
          William F. Hamilton, Ph.D., 66, has served on our Board since 1991. Dr. Hamilton has served on the University of Pennsylvania faculty since 1967, and is the Landau Professor of Management and Technology, and Director of the Jerome Fisher Program in Management and Technology at The Wharton School and the School of Engineering and Applied Science. He serves as a director of Neuronyx Inc., Avid Radiopharmaceuticals, Inc. and Yaupon Therapeutics, Inc. Dr. Hamilton received his B.S. and M.S. in chemical engineering and his M.B.A. from the University of Pennsylvania, and his Ph.D. in applied economics from the London School of Economics.
          Douglas J. MacMaster, Jr., 75, has served on our Board since 1993. Mr. MacMaster served as Senior Vice President of Merck & Co., Inc. from 1988 until his retirement in 1992, where he was responsible for worldwide chemical and pharmaceutical manufacturing, the Agvet Division, and the Specialty Chemicals Group. From 1985 to 1988, Mr. MacMaster was President of the Merck Sharp Dohme Division of Merck. Mr. MacMaster serves as a director of the following publicly-held companies: Stratton Mutual Funds, and Martek Biosciences Corp., a biological products manufacturing company. He received his B.A. from St. Francis Xavier University, and his J.D. from Boston College Law School.
          H. Stewart Parker, 49, has served on our Board since May 2005. Ms. Parker currently serves as the President and Chief Executive Officer of Targeted Genetics Corporation, a public biotechnology company, and has held various positions with the company since its founding in 1993. From 1981 to 1992, she held various positions at Immunex Corporation, most recently as Vice President, Corporate Development. From 1991 to 1993, Ms. Parker served as President, CEO and director of Receptech Corporation. She serves on the board of directors and the executive committee of the Biotechnology Industry Organization, and as a director of several privately-held companies and not-for-profit organizations. Ms. Parker received her B.A. and M.B.A. from the University of Washington.
          Mark H. Rachesky, M.D., 46, has served on our Board since 1999. Dr. Rachesky has served as the President, as well as the founder, of MHR Management LLC and affiliates, investment managers of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments, since 1996. From 1990 through June 1996, Dr. Rachesky was employed by Carl C. Icahn, initially as a senior investment officer and for the last three years as sole Managing Director of Icahn Holding Corporation, and acting chief investment advisor. Dr. Rachesky is currently on the Board of Directors of Keryx Biopharmaceuticals, Inc. and Novadel Pharma Inc. Dr. Rachesky is a graduate of Stanford University School of Medicine, and Stanford University School of Business. Dr. Rachesky graduated from the University of Pennsylvania with a major in Molecular Aspects of Cancer.

          Lowell E. Sears, 55, has served on our Board since 1994. He has been a private investor involved in portfolio management and life sciences venture capital since April 1994. From 1988 until April 1994, Mr. Sears was Chief Financial Officer of Amgen Inc., a pharmaceutical company, and from 1992 until 1994, he also served as Senior Vice President responsible for the Asia-Pacific region. Mr. Sears is a director of a number of private life sciences companies. Mr. Sears received his B.A. in economics from Claremont McKenna College, and his M.B.A. from Stanford University.
          George J. Vergis, Ph.D., 45, has served on our Board since February 2006. Mr. Vergis has been elected by our Board of Directors to become our Chief Executive Officer on May 4, 2006 upon the effectiveness of the resignation of C. Boyd Clarke on May 4, 2006. Currently, Dr. Vergis serves as our President and Chief Operating Officer. Dr. Vergis was promoted to his current position on October 7, 2005 after serving as our Executive Vice President, Commercial and Clinical Development since February 2004. From December 2002 through February 2004, Dr. Vergis served as our Senior Vice President, Business and Commercial Development. He served as our Vice President, Business and Commercial Development from July 2001 to December 2002. From January 1996 to May 2001, Dr. Vergis served as Vice President, New Product Development and Commercialization at Knoll Pharmaceutical Company, a division of BASF Pharma, responsible for the commercial planning, product development, and marketing for the immunology franchise. Prior to this position, Dr. Vergis was responsible for managing the endocrine business for BASF Pharma’s Knoll Pharmaceutical Division. Dr. Vergis previously held a variety of clinical and medical marketing positions at Wyeth Pharmaceuticals and Warner-Lambert Parke-Davis. Dr. Vergis serves as a director of Woods Services, a not-for-profit organization. Dr. Vergis received his B.A. in biology and history from Princeton University, his Ph.D. in physiology from The Pennsylvania State University, and his M.B.A. from Columbia University.
          Elizabeth H.S. Wyatt, 58, has served on our Board since May 2002. From 1980 through December 2000, Ms. Wyatt held a variety of positions at Merck & Co., Inc., most recently as Merck’s Vice President, Corporate Licensing, heading Merck’s worldwide product and technology acquisition activities. Prior to joining Merck in 1980, Ms. Wyatt was a consultant and an academic administrator, responsible for the Harvard Business School’s first formal marketing of its executive education programs. She currently serves on the Boards of Directors of MedImmune, Inc., the Medicines Company, Inc. and ARIAD Pharmaceuticals, and on the Board of Directors of Sweet Briar College. Ms. Wyatt received her B.A., magna cum laude, from Sweet Briar College, an M. Ed. in counseling psychology from Boston University, and an M.B.A. with honors from Harvard University.
Nomination of Directors
          Our Board of Directors has nominated ten current directors to stand for re-election based upon the recommendations of the Corporate Governance Committee, which is comprised solely of non-management, independent directors. One of our directors, Dr. Rachesky, was nominated in accordance with an agreement by the Company to use its best efforts to cause the Board to nominate the nominee of MHR Capital Partners for election as a Board member, as long as MHR Capital Partners or its affiliates own at least 200,000 shares of our common stock. See the discussions under the headings “Governance of the Company – Corporate Governance Committee” and “Requirements for Advance Notification of Nominations and Stockholder Proposals” beginning on pages 8 and 32, respectively, for information about procedures for stockholder nomination of directors.
Board and Committee Meetings held during 2005
          During 2005, our Board of Directors held seven meetings, the Audit Committee held five meetings, the Compensation Committee held four meetings, the Corporate Governance Committee held three meetings, and the Scientific Review Committee held two meetings. Each director attended at least 80% of the total number of meetings of our Board and the Committees on which he or she served.
Executive Compensation
Summary Compensation Table
          The following table provides information about all compensation earned in 2005, 2004, and 2003, by the individual who served as Chief Executive Officer during 2005, and the four other most highly compensated executive officers during 2005.

							Long-term Compensation
							RSU	Shares
Name and Principal		Annual Compensation					Awards	Underlying	All Other
Position	Year	Salary	Bonus		Other		(1)	Options (#)	Compensation
C. Boyd Clarke	2005	$405,000	$—	(2)	$—		$63,000	200,000	$5,526	(3)
Chairman and Chief	2004	450,000	253,125	(2)	—		—	200,000	5,425	(3)
Executive Officer	2003	450,000	315,000		—		—	—	7,300	(3)

David A. Zopf	2005	234,898	36,995	(4)	—		36,540	35,000	5,526	(5)
Executive Vice President	2004	260,997	99,179	(6)	—		—	45,000	5,425	(5)
and Chief Scientific Officer	2003	246,167	113,477		—		—	35,000	6,734	(5)

George J. Vergis	2005	230,454	36,995	(4)	40,280	(8)	35,169	70,000	5,526	(7)
President and Chief	2004	251,205	90,434	(6)	68,626	(8)	—	60,000	5,425	(7)
Operating Officer	2003	231,525	115,763		—		—	35,000	5,300	(7)

Debra J. Poul	2005	220,067	36,995	(4)	—		34,233	35,000	5,526	(9)
Senior Vice President and	2004	244,519	97,808	(6)	—		—	35,000	5,425	(9)
General Counsel	2003	230,625	118,125		—		—	35,000	6,367	(9)

A. Brian Davis	2005	196,894	36,995	(4)	53,231	(10)	28,767	70,000	5,526	(11)
Senior Vice President and	2004	172,260	55,124	(6)	55,452	(10)	—	20,000	4,858	(11)
Chief Financial Officer	2003	141,800	50,243		12,033	(10)	—	20,000	4,085	(11)

(1)	The amounts in this column represent restricted share units (“RSUs”) granted to each officer in connection with a broader program to conserve cash implemented in 2005. The dollar amounts above represent RSUs for the following number of shares: Mr. Clarke — 16,154 shares; Dr. Zopf — 9,369 shares; Dr. Vergis — 9,018 shares; Ms. Poul — 8,778 shares; and Mr. Davis — 7,376 shares. All of the RSUs will vest within three years. This program is described below in the Report of the Compensation Committee.

(2)	Mr. Clarke was awarded no bonus for 2005, and his 2004 bonus of $253,125 was paid entirely in RSUs.

(3)	Includes $5,250, $5,125, and $7,000 of matching contributions in 2005, 2004 and 2003, respectively, to Mr. Clarke’s account in our 401(k) Plan. Also includes $276, $300, and $300 of premiums paid by us in 2005, 2004, and 2003, respectively, for group-term life insurance.

(4)	2005 bonus awards were paid entirely in RSUs to each of Dr. Zopf, Dr. Vergis, Ms. Poul, and Dr. Davis.

(5)	Includes $5,250, $5,125, and $6,434 of matching contributions in 2005, 2004, and 2003, respectively, to Dr. Zopf’s account in our 401(k) Plan. Also includes $276, $300, and $300 of premiums paid by us in 2005, 2004, and 2003, respectively, for group-term life insurance.

(6)	2004 bonus awards were paid 50% in cash and 50% in RSUs to each of Dr. Zopf, Dr. Vergis, Ms. Poul, and Mr. Davis, as follows: Dr. Zopf — $49,589 paid in RSUs, $49,590 paid in cash; Dr. Vergis — $45,217 paid in RSUs, $45,217 paid in cash; Ms. Poul — $48,904 paid in RSUs, $48,904 paid in cash; and Mr. Davis — $27,562 paid in RSUs, $27,562 paid in cash.

(7)	Includes $5,250, $5,125, and $5,000 of matching contributions in 2005, 2004, and 2003, respectively, to Dr. Vergis’ account in our 401(k) plan. Also includes $276, $300, and $300 of premiums paid by us in 2005, 2004, and 2003, respectively, for group-term life insurance.

(8)	Includes reimbursement of $27,950 and $47,050 during 2005 and 2004, respectively, of relocation expenses incurred by Dr. Vergis. Also includes $12,330 and $21,576 in 2005 and 2004, respectively, of incremental income to gross up for taxes the relocation reimbursement amounts.

(9)	Includes $5,250, $5,125, and $6,067 of matching contributions in 2005, 2004, and 2003, respectively, to Ms. Poul’s account in our 401(k) Plan. Also includes $276, $300, and $300 of premiums paid by us in 2005, 2004, and 2003, respectively, for group-term life insurance.

(10)	Includes forgiveness of principal and interest of $32,679 and $34,042 in 2005 and 2004, respectively, and forgiveness of interest of $8,150 in 2003, pursuant to a tuition reimbursement agreement between the Company and Mr. Davis. Also includes $20,552, $21,410, and $3,883 in 2005, 2004, and 2003, respectively, of incremental income to gross up for taxes the loan forgiveness amounts.

(11)	Includes $5,250, $4,558, and $3,785 matching contributions in 2005, 2004, and 2003, respectively, to Mr. Davis’ account in our 401(k) plan. Also includes $276, $300, and $300 of premiums paid by us in 2005, 2004, and 2003, respectively, for group-term life insurance.
Employment Agreements
          In March 2002, we entered into an employment agreement with C. Boyd Clarke when he joined the Company as our President and Chief Executive Officer. Under this agreement, which includes non-competition and confidentiality covenants:
•	We agreed that Mr. Clarke would receive a minimum base salary of $450,000 per year, and an annual performance incentive bonus, with a target amount of 75% of base salary, based upon the achievement of annual goals established by our Board of Directors and Mr. Clarke at the beginning of each year.

•	Our Board of Directors granted Mr. Clarke options to purchase 500,000 shares of common stock at an exercise price of $32.05 per share, the fair market value on the date of grant, as follows:
o	an incentive stock option to purchase 12,480 shares, which option vests totally in four years from the date of grant, with 11,040 shares vested as of March 16, 2006, and an additional 1,440 shares expected to vest on March 31, 2006; and

o	a non-qualified stock option to purchase 487,520 shares, which option vests totally in four years from the date of grant, with 478,143 shares vested as of March 16, 2006, and an additional 9,377 shares expected to vest on March 31, 2006.
•	In the event that Mr. Clarke is involuntarily terminated without cause or resigns for good reason (each as defined in the agreement), provided that Mr. Clarke and the Company enter into a mutual release of claims, Mr. Clarke would receive on the date of such termination a cash payment equal to one year of base salary, target annual bonus for the year in which the termination occurs, and any unpaid bonus amounts from prior years. Additionally, all outstanding options that would have vested in the 12 months following termination would immediately vest and remain exercisable for 12 months following termination.

•	In the event that Mr. Clarke is involuntarily terminated without cause or resigns for good reason (each as defined in the agreement) within 18 months following certain changes of control of Neose or a sale of all or substantially all of our assets in a complete liquidation or dissolution, provided that Mr. Clarke and Neose enter into a mutual release of claims, Mr. Clarke would receive on the date of such termination a cash payment equal to two years of base salary, two times the target annual bonus for the year in which termination occurs, and any unpaid bonus amounts from prior years. Additionally, all outstanding options would immediately vest and remain exercisable for 12 months following termination.

•	In the event that payments to Mr. Clarke under the employment agreement would result in the imposition of a parachute excise tax under Internal Revenue Code Section 4999, Mr. Clarke would be entitled to receive an additional “gross-up” payment to insulate him from the effect of that tax.
          In March 2005, Mr. Clarke’s employment agreement was amended to reduce his base salary to $405,000 for the period March 1, 2005 to March 1, 2006, and to allow for the payment of his 2004 bonus and 2005 bonus, if any, in restricted share units (“RSUs”) instead of cash. Mr. Clarke’s salary is currently set at $468,000.
          Mr. Clarke’s employment with the Company will terminate upon the effectiveness of his resignation on May 14, 2006. At that time, his employment agreement will terminate, although the noncompetition covenants will remain effective for one year and the confidentiality covenants will remain effective indefinitely.
Change of Control Agreements
          During the third quarter of 2002, we entered into change of control agreements with Dr. Vergis, Dr. Zopf, Ms. Poul and Mr. Davis. Under these agreements, if any of these executive officers is involuntarily terminated without cause (as defined in the agreements), the executive will receive on the date of termination a cash payment equal to six months base salary. We also would arrange for outplacement services for the employee and provide medical benefits to the employee (and his or her spouse and dependents, if they were covered immediately prior to such termination) for six months, at a monthly cost to the employee equal to the monthly cost of such coverage, if any, to the employee immediately prior to such termination.
          If any of these executive officers is involuntarily terminated without cause or resigned for good reason within 12 months following a change of control (each as defined in the agreement), the executive would receive on the date of termination a cash payment equal to one year of base salary and the employee’s target annual bonus for the year in which the termination occurs. Additionally, all outstanding options that would have vested in the 12 months following termination would immediately vest and all outstanding and vested options would remain exercisable for 12 months following termination. We also would arrange for outplacement services for the employee and provide medical benefits to the employee (and his or her spouse and dependents, if they were covered immediately prior to such termination) for 12 months, at a monthly cost to the employee equal to the monthly cost of such coverage, if any, to the employee immediately prior to such termination. In the event payments to any executive under the change of control agreement would result in the imposition of a parachute excise tax under Section 280(G) of the Internal Revenue Code, the executive would be entitled to receive an additional “gross-up” payment to insulate the executive from the effect of that tax.
          The change of control agreements require these executives to release us from certain claims and to comply with certain restrictive covenants. We have similar change of control agreements with our other executive officers and vice presidents.

Option Grant Table
          The following table provides information about grants of stock options made during 2005 to each of the executive officers named in our Summary Compensation Table.

	Individual Grants
	Number of				Potential Realizable Value
	Shares	Percentage of			at Assumed Annual Rates of
	Underlying	Total Options			Stock Price Appreciation for
	Options	Granted to	Exercise	Expiration	Option Term (3)
Name	Granted (1)	Employees (2)	Price	Date	5%	10%
C. Boyd Clarke	200,000	15.6%	$4.22	02/24/15	$530,787	$1,345,119
David A. Zopf	35,000	2.7	4.22	02/24/15	92,888	235,396
George J. Vergis	35,000	2.7	4.22	02/24/15	92,888	235,396
George J. Vergis	35,000	2.7	2.29	10/07/15	50,406	127,738
Debra J. Poul	35,000	2.7	4.22	02/24/15	92,888	235,396
A. Brian Davis	70,000	5.4	4.22	02/24/15	185,775	470,792

(1)	Each option has a term of ten years from the date of grant and vests ratably over a four-year period, beginning on the first anniversary of the date of grant.

(2)	Based on the options granted during 2005 to employees to purchase 1,384,447 shares of common stock.

(3)	The potential realizable value of each grant is calculated assuming that the market price per share of common stock appreciates at annualized rates of 5% and 10% over the ten-year option term. The results of these calculations are based on rates set forth by the SEC and are not intended to forecast possible future appreciation of the price of our common stock.
Aggregated Fiscal Year-End Option Values
          The following table provides information about the exercise of stock options during 2005 and the value of stock options unexercised at the end of 2005 for the executive officers named in our Summary Compensation Table. The value of unexercised stock options is calculated by multiplying the number of option shares by the differences between the option exercise price and the year-end stock price.

	Number of		Number of Shares
	Shares		Underlying Unexercised		Values of Unexercised
	Acquired On	Value	Options		In-The-Money Options
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
C. Boyd Clarke	—	$—	705,990	444,010	$—	$—
David A. Zopf	—	—	158,750	93,750	—	—
George J. Vergis	—	—	192,917	187,083	—	—
Debra J. Poul	—	—	107,500	100,000	—	—
A. Brian Davis	—	—	70,750	98,750	—	—

Equity Compensation Plan Information
          The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights and delivery of shares underlying RSUs under all of our existing equity compensation plans as of March 8, 2006.

			Number of Securities
	Number of Securities		remaining available for
	to be issued upon	Weighted-average	future issuance under
	exercise of outstanding options,	exercise price of	equity compensation
	warrants and rights and delivery	outstanding options,	plans (excluding securities
Plan Category	of shares underlying RSUs	warrants and rights	reflected in second column)
Equity compensation plans approved by securityholders	5,596,623	$9.80	962,314

Equity compensation plans not approved by securityholders	487,520	$32.05	—

Total	6,084,143	$11.59	962,314

Report of the Compensation Committee
          The following Report of the Compensation Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference therein.
Compensation Philosophy
          We continue to view our ability to attract and retain the various, specialized employees needed to carry out our objectives as critical to our success. Therefore, our compensation programs are designed to attract, motivate and retain experienced and skilled employees. Faced with competition from large pharmaceutical companies and biotechnology companies for employees skilled in process development, fermentation, quality control, quality assurance, manufacturing, analytics, and other areas relevant to drug and technology development, and with limited resources, we aim to provide fixed compensation for most employees in the range of 50th percentile of industry benchmarks, and to tie compensation, particularly variable cash compensation, to individual and company performance. We have established both corporate objectives and individual objectives, against which we can measure performance and determine appropriate compensation levels. We believe in leveraging compensation by increasing the variable component, particularly for senior executives, so any bonus will be based on the achievement of both corporate and individual goals. We also believe that all employees should participate in some equity-based compensation program.
          The implementation of our philosophy is supported by the corporate and individual ratings that have been established to inform the Committee about performance. In each case, the possible ratings are: “exceeds expectations,” “meets expectations,” “meets some expectations” and “below expectations.”
Executive Compensation
     Currently, the three basic elements of our executive compensation are:
•	Base salary;

•	Variable compensation, consisting of annual bonuses based on individual and corporate performance to objectives (paid in Restricted Stock Units (“RSUs”) for 2005 bonuses, half in RSUs and half in cash for 2004 bonuses and in cash for other years); and

•	Initial and annual grants of long-term stock options.
          We have included these three components to attract and retain senior management, to encourage senior management to achieve our corporate objectives, and to align their interests with the interests of our stockholders.
Base Salaries
          We determine base salaries by each individual’s experience and personal performance, and by comparisons to similar positions within the biotechnology industry, using benchmark information from Radford Surveys and publicly-reported information from peer companies. In general, base salaries are reviewed annually based on these criteria, and increases are based on performance ratings, taking into account salary increase survey data as reported generally and specifically for the biotechnology industry.
          In February and March 2005, as part of a broader program to conserve cash, the Committee reduced the base salary levels for the period from March 1, 2005 through February 28, 2006 by 10%, and decided to postpone the recommended merit increases, for all of the Company’s officers. In connection with these salary adjustments, the Committee granted RSUs to each officer, and established minimum 2006 salaries based on 2004 salaries, without the 10% decrease and with the postponed merit increase. The number of RSUs granted for this purpose was determined with reference to the 10% reduction and forgone merit increases, and the closing price of the Company’s common stock on March 3, 2005, the date of grant. In January 2006, the Committee awarded merit increases to the Company’s officers based on their individual performance ratings, retroactive to January 1, 2006. The original salary adjustments continued through February 28, 2006.
Annual Bonuses
          Annual bonuses are tied to the achievement of both individual and corporate objectives. By the beginning of each year, performance objectives are established for both the Company and each individual employee as a way to communicate our expectations to our employees and to measure their performance. We set target bonus percentages for different levels of employees, to be applied depending on the performance to individual and corporate objectives. In March 2005, the Committee decided that the 2005 bonus awards, if any, to our officers would be paid solely in RSUs instead of cash.
          In January 2006, the Committee considered the Company’s performance to objectives for 2005, and accepted the Chief Executive Officer’s recommendation that the Company’s 2005 corporate performance rating was “below expectations” due to the failure to achieve certain objectives, in particular delays associated with the initiation of clinical trials for the Company’s proprietary proteins NE-180 and GlycoPEG-GCSF, and the consequent deterioration of the Company’s market capitalization. However, the Committee also took note of the management team’s efforts in responding to these challenges by pursuing alternate regulatory strategies, expediting revised preclinical timelines, and restructuring the Company to conserve cash. The Committee concurred with the recommendation of the CEO that a graduated approach to bonus reductions, where the percentage reduction would increase with responsibility and level, was appropriate, with the most significant cuts occurring at the level of senior management. In considering bonuses for senior management, the Committee also took into account that the actual value of the bonuses, to be paid out in RSUs converted at a blended rate based on the average of the current market price and $3.90, would be less than the stated amount. As a result, the initial award would have an economic value less than the calculated amount of the bonus.
          In the implementation of this approach, the Committee accepted two basic recommendations of the Chief Executive Officer. In light of the fact that, notwithstanding the largely successful efforts of the management team to get the lead programs back on track, shareholders of Neose had undergone a substantial diminution in the value of their shares, Mr. Clarke’s first recommendation was that he receive no bonus for 2005. His second recommendation was that, despite the normal practice of weighting executive bonuses based upon individual performance and as a percentage of individual salaries, the effort to get the programs back on track had required such a cross-functional initiative that all senior executives should receive the same bonus. These recommendations had the following results:
1.	For the CEO, on his recommendation, against a plan target cash-equivalent payout of $438,750, the Committee approved a bonus of $0.

2.	For the other executive officers whose bonuses were payable in RSUs, against a plan target cash-equivalent payout of $635,419, the Committee approved a cash-equivalent payout of $200,000, paid in 64,620 RSUs at a price per share of $3.095. Since the actual price of the Company’s shares on the day the bonuses were awarded was $2.29, this had the net effect of reducing the actual cash equivalent bonus for these executive officers to 74% of their aggregate cash target.

3.	For officers whose bonuses were not payable in RSUs, bonus targets were reduced 34% and bonuses were paid in cash.

4.	For all non-executive staff, bonuses were paid in cash, with reductions ranging from 10% to 30%, in accordance with the existing bonus program.
          The Committee also reviewed the individual performance of the CEO and executive officers. In particular, the Committee noted the significant efforts to get the Company back on track, with the initiation of clinical trials for NE-180 commencing in early 2006. Given the substantial initiative and flexibility this effort required, the Committee concluded that the individual performance rating of the CEO should be “meets expectations,” and the ratings of all other executives were at or above that level.
Use of Stock Options as Long-term Incentives
          We use stock options to provide long-term incentives to our executive officers. This is another way in which we seek to align their interests with those of our stockholders, and to retain our senior management.
          We have adopted guidelines for stock option grants based on job level. In addition, when determining the number of options to grant, we consider the individual’s and the Company’s performance to objectives, as well as comparable information of other biotechnology companies. Options granted to our executive officers were based on our guidelines, as well as performance.
          The Compensation Committee approves all grants of stock options to executive officers. Generally, each option is exercisable over a ten-year period at the market price on the date of grant and vests in annual installments over a four-year period. In connection with the recruitment of key executives, we have made exceptions to the vesting schedules of certain grants. This was the case for the options granted to Mr. Clarke when he was hired.
          Our stock options will provide a benefit to the executive officer only if he or she remains employed by or otherwise in service to the Company during the vesting period, and then only if the market price of our common stock has increased before the expiration of the exercise period. During 2005, the Compensation Committee approved grants to purchase 410,000 shares of common stock to our executive officers.
Determining the Compensation of our Chief Executive Officer
          We hired Mr. Clarke in March 2002. His compensation was designed to attract him to the Company, to be competitive with the compensation packages offered by comparable companies, and to make a significant percentage contingent on his and our performance. We agreed to pay him a minimum base salary of $450,000 per year and a performance incentive bonus, with a target amount of 75% of base salary, based upon the achievement of goals established by the Board of Directors and Mr. Clarke. In connection with the decision to reduce executive salaries in 2005, we agreed with Mr. Clarke to reduce his 2005 salary below $450,000; his base salary for the period March 1, 2005 through February 28, 2006 was $405,000.
          Any bonus to be paid to Mr. Clarke for 2005 was to be paid in RSUs, based on the Company’s performance to corporate objectives, including the completion of preclinical development and the submission of an Investigational New Drug application (or equivalent) for the Company’s NE-180 (GlycoPEG-EPO) and GlycoPEG-GCSF, (2) commencing and completing Phase I clinical trials for NE-180, (3) commencing production scale-up to commercial levels for NE-180, and (4) achieving certain partnership, developmental, operational and financial milestones. For 2005 only, because his bonus would be paid in RSUs, his target bonus percentage was increased to 93.75% of $450,000. As described above, although the Committee rated Mr. Clarke’s individual performance as “meets expectations,” based on his assessment of the corporate performance to objectives, and the resultant disappointing financial performance of the Company’s shares, the Committee accepted Mr. Clarke’s recommendation that he not receive a bonus for 2005.

          In February 2005, as part of our annual grant program, Mr. Clarke was granted options to purchase 200,000 shares.
          Except to bring Mr. Clarke’s base salary level, effective March 1, 2006, back to the minimum 2006 level of $468,000 established by the Committee in February 2005, Mr. Clarke’s base salary was not increased for 2006.
Internal Revenue Code Section 162(m)
          Under Section 162(m) of the Internal Revenue Code, we will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per executive officer in any one year. Compensation that qualifies as performance-based compensation is not taken into account for purposes of the limitation. The definition of performance-based compensation includes compensation deemed paid in connection with the exercise of certain stock options. The exercised stock options must have an exercise price equal to the fair market value of the option shares on the grant date to qualify as performance-based compensation. Our 2004 Equity Incentive Plan is intended to assure that the exercise of stock options issued under these plans will qualify as performance-based compensation. The non-qualified option to purchase 487,520 shares of common stock, which was granted to Mr. Clarke in 2002 upon commencement of his employment, was not granted under the 1995 Stock Option/Stock Issuance Plan and is not intended to qualify for the performance-based exemption under Section 162(m).
          Other than the adjustments with regard to the payment of 2005 bonuses in RSUs discussed above, the Compensation Committee has not taken any action to limit or restructure the elements of cash compensation payable to our executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer approach the $1 million level.
Compensation Committee of the Board of Directors
Douglas J. MacMaster, Jr., Chairman
L. Patrick Gage, Ph.D.
H. Stewart Parker

Certain Relationships and Related Transactions
          In May 2001, we entered into a tuition reimbursement agreement with A. Brian Davis, who currently serves as our Senior Vice President and Chief Financial Officer. Under the agreement, we agreed to lend Mr. Davis the amounts necessary to pay for tuition payments and related costs and fees for an MBA degree. Interest accrues on the loan at 4.71% per year, and is payable annually beginning in May 2002. The agreement provides that we will forgive repayment of the principal amount outstanding in four equal, annual installments commencing in May 2004 if he remains employed by us on each forgiveness date. The agreement also provides that we will forgive the accrued interest on its annual due date and, if Mr. Davis is terminated without cause, we will forgive all outstanding principal and interest. As of December 31, 2005, the amount outstanding under the agreement, including accrued interest, was approximately $59,000.
Common Stock Performance Graph
          The following Common Stock Performance Graph shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference therein.
          The following graph assumes that $100 was invested on December 31, 2000, in our common stock. The graph compares the cumulative return, which includes the reinvestment of dividends, of this investment with an equivalent investment on that date in the NASDAQ Stock Market – U.S. Index (the “NASDAQ Composite”) and the NASDAQ Stock Market Biotech Index (the “NASDAQ Biotech Index”).
Proposal 2 — Ratification of Appointment of Independent Registered
Public Accounting Firm
          The Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm to audit our financial statements, the effectiveness of our internal control over financial reporting and the effectiveness of management’s assessment of our internal control over financial reporting for the year ending December 31, 2006. KPMG LLP has served as our independent registered public accounting firm since April 2002. Services provided to the Company by KPMG LLP during 2005 are described under “Relationship with Independent Registered Public Accounting Firm” on page 12.
          Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
Vote Required and Recommendation
          The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required for approval of this proposal.
          Our Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2006.
          In the event that the stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.
Proposal 3 —Amendment of Our Certificate of Incorporation
Proposed Amendment
          Our Board of Directors believes that it is in the Company’s best interest to amend our certificate of incorporation to increase the number of shares of common stock the Company is authorized to issue from 50 million to 75 million (the “Authorized Shares Amendment”). If the Authorized Shares Amendment is approved, the additional 25 million shares of common stock will be available for issuance from time to time as may be deemed advisable or required for various purposes, principally in connection with financing transactions and the reservation of common stock for equity awards to employees, officers, directors and consultants. We do not have any present plan, understanding, arrangement, commitment or agreement regarding the issuance of our common stock after the proposed increase in our authorized shares, except as described in our registration statements on Form S-3 filed with the SEC and numbered 333-106327 and 333-121112 (collectively, the “Shelf Registration Statements”), or as described in the next paragraph.
          As of March 8, 2006, 32,782,372 of the 50 million shares authorized under our certificate of incorporation were issued and outstanding. Of the remaining authorized shares, 3,031,811 shares were reserved for issuance upon the exercise of outstanding options that were granted under our 1995 Amended and Restated Stock Option/Stock Issuance Plan (the “1995 Plan”), 2,214,703 shares were reserved for issuance upon the exercise of outstanding options and RSUs that were granted under our 2004 Equity Incentive Plan (the “2004 Plan”) and 487,520 shares were reserved for issuance upon the exercise of outstanding options that were granted outside of either of the plans. Furthermore, an additional 962,314 shares have been set aside to support the issuance of future equity-based awards under the 2004 Plan.
          As of March 16, 2006, we may sell from time to time shares of common stock under the Shelf Registration Statements having a total offering price, in the aggregate, of up to $61,854,354.
          The Authorized Shares Amendment will permit our Board of Directors to authorize the issuance of shares without the necessity and related costs and delays of either calling a special stockholders’ meeting or waiting for the regularly scheduled annual meeting of stockholders in order to increase the authorized capital. Our Board believes that the Authorized Shares Amendment is desirable to maintain the Company’s flexibility in connection with offerings of common stock to raise capital and to provide for grants of options,

RSUs and other equity-based awards under our 2004 Plan. Our Board will determine the terms of any issuance of the additional shares.
          If this proposal is approved, all or any of the authorized shares may be issued without further stockholder action (unless such approval is required by applicable law or regulatory authorities) and without first offering those shares to the stockholders for subscription. The issuance of shares in any manner other than on a pro-rata basis to all stockholders would reduce the proportionate interest in the Company of each stockholder. Our stockholders have no preemptive rights to subscribe for additional shares of common stock when issued.
          We have not proposed the increase in the authorized number of shares with the intention of using the additional shares for anti-takeover purposes, although we could, theoretically, use the additional shares to make more difficult or discourage an attempt to acquire control of the Company.
          If the Authorized Shares Amendment is approved, Article IV(A) of our certificate of incorporation will be amended to read as follows.
ARTICLE IV.
     A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 80,000,000 shares. 75,000,000 shares, par value $0.01 per share, shall be Common Stock and 5,000,000 shares, par value $0.01 per share, shall be Preferred Stock. 300,000 shares of the Preferred Stock shall be designated Series A Junior Participating Preferred Shares.
          If this proposal is approved, the Authorized Shares Amendment will be implemented by filing the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Fourth Amended and Restated Certificate”) with the Secretary of State of the State of Delaware. A draft of the proposed Fourth Amended and Restated Certificate is attached as Exhibit B to this Proxy Statement.
Vote and Recommendation
          The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required for approval of this proposal.
          Our Board of Directors unanimously recommends a vote “FOR” the approval of the proposed amendment to the Company’s certificate of incorporation.
Requirements for Advance Notification of Nominations and Stockholder Proposals
     Advance Notice Requirements for next year’s Annual Meeting
          Under Section 11 of Article II of our By-Laws, you may nominate a person for election as a director or propose business to be considered at next year’s Annual Meeting if you:
•	Are a holder of record at the time of giving the notice described below;

•	Are entitled to vote at next year’s Annual Meeting; and

•	Deliver a written notice of intent to make a nomination or proposal to our Corporate Secretary at our offices. You must deliver the written notice of intent, which must contain the relevant information described below, between November 12, 2006 and December 12, 2006. If the date of next year’s Annual Meeting is earlier than March 7, 2007 or later than June 5, 2007, however, your written notice of intent must be delivered between the 90th day before next year’s Annual Meeting and the later of:
–	The 60th day before next year’s Annual Meeting; or

–	The 10th day after our first public announcement of next year’s Annual Meeting date.
          If our Board of Directors decides to propose, for next year’s Annual Meeting, an increase in the number of directors, the advance notice requirements will differ from those described above if we fail to make a timely public announcement of the proposal. Our public announcement must be made as described in our By-Laws, and must either name all of the nominees for director or specify the new size of the Board of Directors. To be considered timely, our first public announcement of such a proposal must be made:
•	By February 23, 2007, if the date of next year’s Annual Meeting is between April 3, 2007 and July 2, 2007; or

•	By 70 days before next year’s Annual Meeting, if the date of next year’s Annual Meeting is earlier than April 3, 2007 or later than July 2, 2007.
          If we fail to meet the applicable deadline for making a timely public announcement, and you would like to nominate individuals for the new position(s) created by the increase, you must deliver your written notice of intent by no later than the 10th day after our first public announcement. Your written notice of intent may nominate individuals only for new position(s) created by the increase, and must contain the information described below.
     Requirements for a Written Notice of Intent
          Your written notice of intent to make a nomination or proposal must contain your name, address, and the number of each class of our shares you own beneficially and of record. If you are delivering the written notice of intent on behalf of a beneficial owner of our shares, the written notice of intent also must contain the beneficial owner’s name, address, and the number of each class of our shares held beneficially and of record. Your written notice of intent also must include:
•	As to each person you propose to nominate for election or re-election as a director, the nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected.

•	As to any other business you propose to bring before the meeting:
–	A brief description of the business;

–	The reasons for conducting the business at the meeting; and

–	Your material interest in the business, or the material interest in the business of the beneficial owner, if any, on whose behalf the proposal is made.

     Other Requirements
          You also must comply with all applicable requirements of the Securities Exchange Act of 1934 for nominations of directors and proposals of business to be conducted at stockholder meetings. If you have not complied with the procedures described above, the chairman of a meeting may refuse to acknowledge your nomination or proposal. These procedures will not be deemed to affect any of your rights under Rule 14a-8 under the Securities Exchange Act of 1934 to request inclusion of proposals in our proxy statements.

Exhibit A
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
NEOSE TECHNOLOGIES, INC.
The Board of Directors (the “Board”) of Neose Technologies, Inc. (the “Company”) hereby adopts this Charter to establish the new governing principles of the Audit Committee.
1.	Role of the Audit Committee. The role of the Audit Committee is:
1.1	To act, directly, to fulfill the responsibilities that are required of audit committees under the regulations of the Securities and Exchange Commission (“SEC”) and Nasdaq;

1.2	To oversee all material aspects of the Company’s reporting, control and audit functions;

1.3	To oversee the independence and performance of the registered public accounting firm which acts as the Company’s independent auditors; and

1.4	To provide a means for open communication between and among the Company’s independent auditors, financial and senior management, the Audit Committee and the Board.
While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate, or that they are in accordance with generally accepted accounting principles. The responsibility to plan and conduct audits is that of the Company’s independent auditors. The Company’s management has the responsibility to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. It is also not the duty of the Audit Committee to ensure the Company’s compliance with laws and regulations. The primary responsibility for these matters also rests with the Company’s management.
2.	Composition of the Audit Committee
2.1	The Board shall designate the members of the Audit Committee at each annual organizational meeting of the Board, and the members shall serve until the next such meeting or until their successors are designated by the Board.

2.2	All members of the Audit Committee shall satisfy the requirements for “independence” of a member of an audit committee under the regulations of the SEC and Nasdaq. Each member of the Audit Committee shall be

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free of any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment as an Audit Committee member. All Audit Committee members shall have a basic understanding of finance and accounting, and shall be able to read and understand financial statements at the time of their appointment. One member of the Committee shall have accounting or related financial management experience, and the Board shall use best efforts to assure that one member of the Audit Committee is an “audit committee financial expert” as that term is defined by SEC rules. In addition, the members of the Audit Committee shall meet any other requirements of the applicable regulations of the SEC and Nasdaq.
3.	Meetings of the Audit Committee. The Audit Committee shall meet at least four times annually, and more frequently as circumstances require. The Audit Committee, or the Chair of the Audit Committee, shall be responsible for meeting with the independent auditors to discuss the interim financial statements both with and without Company management present.

4.	Responsibilities of the Audit Committee. The Audit Committee shall have the responsibilities set forth below with respect to:
4.1	The Company’s Independent Auditors
4.1.1	To appoint, oversee, and authorize the compensation of the registered public accounting firm which serves as the Company’s independent auditors (referred to herein as the “independent auditors”);

4.1.2	To have sole authority to hire and fire the Company’s independent auditors;

4.1.3	To approve in advance any audit or non-audit services provided by the Company’s independent auditors;

4.1.4	To actively engage in a dialogue with the independent auditors about any matter that may impact upon that firm’s objectivity and independence, and to take any appropriate action to oversee the independence of the independent auditors;

4.1.5	On an annual basis, review and discuss all relationships the registered public accounting firm serving as independent auditors has with the Company in order to consider and evaluate the firm’s continued independence. In connection with its review and discussions, the Committee shall: (i) ensure that the registered public accounting firm submits to the Committee a formal written statement (consistent with the PCAOB independence standards as then in effect) delineating all relationships and services that may impact the objectivity and independence of the firm; (ii) discuss

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with the registered public accounting firm any disclosed relationship, services or fees (audit and non-audit related) that may impact its objectivity and independence; and (iii) satisfy itself as to the registered public accounting firm’s independence;

4.1.6	To maintain a constructive and positive working relationship with the Company’s independent auditors because of the ultimate responsibility of the independent auditors to the Audit Committee, as representatives of the shareholders;

4.1.7	To make itself reasonably available to the independent auditors for discussion, and to provide sufficient opportunity for the independent auditors to meet with members of the Audit Committee without members of management present, to discuss, among other things, the independent auditors’ evaluation of the Company’s financial and accounting personnel, and the cooperation that the independent auditors received during the course of each audit;

4.1.8	To ensure that the Audit Committee receives annually from the registered public accounting firm which serves as the Company’s independent auditors the information about all of the relationships between firm and the Company that independent auditors are required to provide to the Audit Committee;

4.1.9	To obtain and review all reports required under the Exchange Act to be provided to the Audit Committee by the independent auditor, including, without limitation, reports on (i) all critical accounting policies and practices used by the Company, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (iii) all other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

4.1.10	To discuss with the independent auditors their qualitative judgments about the appropriateness, not just the acceptability, of the accounting principles and financial disclosure practices used or proposed to be adopted by the Company, particularly about the degree of aggressiveness or conservatism of the Company’s accounting principles and underlying estimates; and

4.1.11	To evaluate annually the effectiveness and objectivity of the Company’s independent auditors.

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4.2	The Company’s Risk and Control Environment
4.2.1	To discuss with the Company’s management, independent auditors and financial management the integrity of the Company’s financial reporting processes and controls, particularly the controls in areas representing significant financial and business risks;

4.2.2	In consultation with management and the independent auditors, to review and assess the adequacy of the Company’s internal control over financial reporting and the procedures designed to ensure compliance with applicable laws;

4.2.3	To review management’s report on internal control over financial reporting that is required to be included in the Company’s Annual Report of Form 10-K (or Form 10-KSB);

4.2.4	To review the independent auditor’s attestation to management’s report on internal control over financial reporting when required to be included in the Annual Report on Form 10-K (or Form 10-KSB) evaluating the Company’s internal control over financial reporting;

4.2.5	Review and discuss any disclosures made by the Company’s CEO and CFO to the Committee, as a result of their evaluation as of the end of each fiscal quarter of the effectiveness of the Company’s disclosure controls and procedures and its internal control over financial reporting, indicating (i) any significant deficiencies in the design or operation of internal control and any material weaknesses in the Company’s internal control, and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal control over financial reporting; and

4.2.6	To investigate any matter brought to its attention within the scope of its role and responsibilities.
4.3	The Company’s Financial Reporting Process
4.3.1	To oversee the Company’s selection of and changes to its accounting policies;

4.3.2	To establish the Company’s policies with respect to the use of non-GAAP financial measures in financial reporting or public dissemination of financial information;

4.3.3	To establish the company’s policies with respect to engaging in and disclosure of off-balance sheet transactions;

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4.3.4	To meet with the Company’s independent auditors and financial management, both to discuss the proposed scope of the audit and to discuss the conclusions of the audit, including any items that the independent auditors are required by generally accepted auditing standards to discuss with the Audit Committee, such as any significant changes to the Company’s accounting policies, the integrity of the Company’s financial reporting processes, and any proposed changes or improvements in financial, accounting or auditing practices;

4.3.5	To review with the independent auditors and the Company’s financial management and internal audit function the adequacy and effectiveness of the accounting and financial controls of the Company, and to elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures may be desirable;

4.3.6	To discuss with the Company’s financial management and independent auditors the Company’s annual results and interim results before they are made public;

4.3.7	To review and discuss with the Company’s financial management and independent auditors the Company’s audited financial statements and interim financial statements before they are made public; and

4.3.8	To issue for public disclosure by the Company the report required by the rules of the SEC.
4.4	Other Matters
4.4.1	To establish and review adherence to the Company’s cash management and investment policies;

4.4.2	To review and approve all of the Company’s related-party transactions;

4.4.3	To establish and maintain in place a mechanism for the confidential and anonymous submission by Company employees of complaints or concerns regarding accounting, internal accounting controls or auditing matters, and procedures for the receipt and treatment of such complaints or concerns;

4.4.4	To adopt clear guidelines for the Company’s hiring of any employees of the independent auditors who were previously engaged on the Company’s account;

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4.4.5	To establish and review procedures within the time period required by applicable law for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

4.4.6	To review and reassess the adequacy of this Charter on an annual basis;

4.4.7	To report to the Board the matters discussed at each meeting of the Audit Committee; and

4.4.8	To retain, at the Company’s expense, special legal, accounting or other consultants or experts that the Audit Committee deems necessary in the performance of its duties.
5.	Compensation of Audit Committee
5.1	Each member of the Audit Committee shall be compensated by the Company for his or her Board and Committee service, in the manner and at the rates established from time to time by the Board.

5.2	The Company shall not provide any direct compensation for Audit Committee members except for their Board and Committee service, as authorized in Section 5.1.

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Exhibit B
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NEOSE TECHNOLOGIES, INC.
(Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware)
          Neose Technologies, Inc. a corporation organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
          DOES HEREBY CERTIFY:
          FIRST: That the name of this corporation is Neose Technologies, Inc., and that this corporation was originally incorporated in Delaware under the name Neose Merger Corporation on May 21, 1991, pursuant to the General Corporation Law.
          SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Second Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to submit the proposed amendment and restatement for the approval of the stockholders.
ARTICLE I.
          The name of this corporation is Neose Technologies, Inc.
ARTICLE II.
          The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.
ARTICLE III.
          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.

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ARTICLE IV.
     A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 80,000,000 shares. 75,000,000 shares, par value $0.01 per share, shall be Common Stock and 5,000,000 shares, par value $0.01 per share, shall be Preferred Stock. 300,000 shares of the Preferred Stock shall be designated Series A Junior Participating Preferred Shares.
     B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation law of Delaware.
ARTICLE V.
     A. Common Stock
     (a) General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.
     (b) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the Board of Directors and subject to any preferential dividend-rights of any then outstanding Preferred Stock.
     (c) Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.
     (d) Voting Rights. Except as otherwise required by law or this Fourth Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect to each share of stock held of record by such holder on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders of the corporation. Except as otherwise required by law or provided herein, holders of Common Stock shall vote together with holders of Common Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.
     (e) Redemption. The Common Stock is not redeemable.

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     B. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of ARTICLE IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.
     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:
     (a) The number of shares constituting that series and the distinctive designation of that series;
     (b) The dividend rat on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
     (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
     (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
     (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and
     (h) Any other relative rights, preferences and limitations of that series.
     Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.
     If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of

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all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.
     C. Special Terms of the Series A Preferred Shares
Section 1. Dividends and Distributions.
     (a) Dividends shall be payable on the Series A Preferred Shares on such payment date as shall be specified by the Board of Directors (each such date being referred to herein as a “Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared or paid as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series A Preferred Shares. Dividends on the Series A Preferred Shares shall be paid out of funds legally available for such purpose. In the event the Corporation shall at any time after October 6, 1997 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amounts to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (b) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Dividend Payment Date next preceding the date of issue of such Series A Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

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     Section 2. Voting Rights. In addition to any other voting rights required by law, the holders of Series A Preferred Shares shall have the following voting rights:
     (a) Subject to the provision for adjustment hereinafter set forth, each Series A Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (b) In the event that dividends upon the Series A Preferred Shares shall be in arrears for two successive Dividend Payment Dates and such dividends shall not have been paid by the 60th day after the second Dividend Payment Date, the holders of such Series A Preferred Shares shall become entitled to the extent hereinafter provided to vote noncumulatively at all elections of directors of the Corporation, and to receive notice of all stockholders’ meetings to be held for such purpose. At such meetings, to the extent that directors are being elected, the holders of such Series A Preferred Shares voting as a class shall be entitled solely to elect two members of the Board of Directors of the Corporation; and all other directors of the Corporation shall be elected by the other stockholders of the Corporation entitled to vote in the election of directors. Such voting rights of the holders of such Series A Preferred Shares shall continue until all accumulated and unpaid dividends thereon shall have been paid or funds sufficient therefor set aside, whereupon all such voting rights of the holders of shares of such series shall cease, subject to being again revived from time to time upon the reoccurrence of the conditions above described as giving rise thereto.
     At any time when such right to elect directors separately as a class shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than 20% of the then outstanding total number of shares of all the Series A Preferred Shares having the right to elect directors in such circumstances shall, call a special meeting of holders of such Series A Preferred Shares for the election of directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request, and, in either case, at the place and upon the notice provided by law and in the By-laws of the Corporation; provided, that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Corporation. Upon the mailing of the notice of such special meeting to the holders of such Series A Preferred Shares, or, if no such meeting be held, then upon the mailing of the notice of the next annual or special meeting of stockholders for the election of directors, the number of directors of the Corporation shall, ipso facto, be increased to the

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extent, but only to the extent, necessary to provide sufficient vacancies to enable the holders of such Series A Preferred Shares to elect the two directors hereinabove provided for, and all such vacancies shall be filled only by vote of the holders of such Series A Preferred Shares as hereinabove provided. Whenever the number of directors of the Corporation shall have been increased, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by the By-laws and without the vote of the holders of Series A Preferred Shares, provided that no such action shall impair the right of the holders of Series A Preferred Shares to elect and to be represented by two directors as herein provided.
     So long as the holders of Series A Preferred Shares are entitled hereunder to voting rights, any vacancy in the Board of Directors caused by the death or resignation of any director elected by the holders of Series A Preferred Shares, shall, until the next meeting of stockholders for the election of directors, in each case be filled by the remaining director elected by the holders of Series A Preferred Shares having the right to elect directors in such circumstances.
     Upon termination of the voting rights of the holders of Series A Preferred Shares, the terms of office of all persons who shall have been elected directors of the Corporation by vote of the holders of Series A Preferred Shares or by a director elected by such holders shall forthwith terminate.
     (c) Except as otherwise provided herein, in the Certificate of Incorporation of the Corporation or by law, the holders of Series A Preferred Shares and the holders of Common Stock (and the holders of shares of any other series or class entitled to vote thereon) shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
     Section 3. Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.
     Section 4. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Shares shall be entitled to receive the greater of (a) $1.00 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled

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immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     Section 5. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     Section 6. No Redemption. The Series A Preferred Shares shall not be redeemable.
     Section 7. Ranking. The Series A Preferred Shares shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
     Section 8. Fractional Shares. Series A Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Shares.
ARTICLE VI.
          In furtherance of and not in limitation of powers conferred by statute, it is further provided:
          1. Election of directors need not be by written ballot.
          2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

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ARTICLE VII.
          Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for his corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title * of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to ay compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
ARTICLE VIII
          A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
          Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
ARTICLE IX.
          The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative

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or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer or trustee of, or in a similar capacity with another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.
          Indemnification may include payment by the corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.
          The corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the corporation.
          The indemnification rights provided in this Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.
ARTICLE X.
          The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE XI.
          The number of directors of the corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.
ARTICLE XII.
          Meetings of stockholders may be held within or without the State of Delaware as the Bylaws may provide. The books of the corporation may be kept (subject

9

to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.”
          The Stockholders of the corporation may not take any action by written consent in lieu of a meeting.
* * *
          THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.
          IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation has been signed by the President and the Secretary of this corporation this ___ day of May, 2006.

Name:
Title:

Name:
Title:

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Neose Technologies, Inc.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – May 4, 2006
(This Proxy is solicited by the Board of Directors of the Company)
The undersigned stockholder of Neose Technologies, Inc. hereby appoints George J. Vergis, Ph.D., President and Chief Operating Officer, A. Brian Davis, Senior Vice President and Chief Financial Officer, and Debra J. Poul, Senior Vice President, General Counsel and Corporate Secretary, and each of them, with full power of substitution, proxies to vote the shares of stock that the undersigned could vote if personally present at the Annual Meeting of Stockholders of Neose Technologies, Inc. to be held at the Company’s headquarters at 102 Witmer Road, Horsham, PA 19044, on May 4, 2006, at 9:00 A.M. (Eastern Daylight Time), or any adjournment thereof.
UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.
     (Continued and to be signed on reverse side)

[logo]
Neose Technologies, Inc.
102 Witmer Road
Horsham, PA 19044
VOTE BY INTERNET – www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Neose Technologies, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
Please date, sign and mail your proxy card back as soon as possible.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
THIS PROXY CARD IS ONLY VALID WHEN SIGNED AND DATED
NEOSE TECHNOLOGIES, INC.
Vote on Directors

1. ELECTION OF DIRECTORS	For All	Withhold All	For All Except

NOMINEES:	☐	☐	☐

01) C. Boyd Clarke	06) H. Stewart Parker
02) Brian H. Dovey	07) Mark H. Rachesky
03) L. Patrick Gage	08) Lowell E. Sears
04) William F. Hamilton	09) George J. Vergis
05) Douglas J. MacMaster, Jr.	10) Elizabeth H.S. Wyatt
To withhold authority to vote for an individual nominee, MARK “For All Except” and write the nominee’s number on the line below.

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2006.

FOR	AGAINST	ABSTAIN
☐	☐	☐
3. PROPOSAL TO APPROVE AN AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE BY THE COMPANY FROM 50 MILLION SHARES TO 75 MILLION SHARES.

FOR	AGAINST	ABSTAIN
☐	☐	☐
4. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE RELATED PROXY STATEMENT.
Note: Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title, and if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.

Signature

Signature (Joint Owners)

Date:

Date: